Exhibit 10.1
Employment Agreement
THIS AGREEMENT, made on the 28th day of August 2009 between
United American Healthcare Corporation, a company incorporated pursuant to the laws of the State of Michigan
(Hereinafter revered to as “the Employer”)
OF THE FIRST PART
– And –
Anita R. Davis, of the City of Detroit, Michigan
(Hereinafter referred to as “the Manager”)
OF THE SECOND PART
WHEREAS the Manager and the Employer wish to enter into an employment agreement governing the terms and conditions of employment;
THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and agreements hereinafter contained and for enhancement of administrative stability and conformity with the Employer and whereas Employer and Manager believe that a written employment contract is necessary to describe specifically their relationship and to serve as the basis of effective communication between them as they fulfill their governance and administrative functions in the operation of the employer. It is agreed by and between the parties hereto as follows:
1. Term of Employment
The employment of the Manager shall commence the date hereof and continue for an indefinite term until terminated in accordance with the provisions of this agreement.
2. Compensation and Benefits
In consideration of her services to be provided by her hereunder, the Manager, during the term of her employment, shall be paid a basic salary of $140,000 annually, in equal by-weekly installments, in arrears, less applicable statutory deductions. In addition to the foregoing, subject to the Employer’s general expense reimbursement policies established from time to time, employer will reimburse manager for any and all necessary, customary, and usual expenses incurred by her while traveling for and on behalf of the employer pursuant to employer’s directions.
a.	Benefits. The Manager is entitled to receive benefits in accordance with the Employer’s standard benefit package, as amended from time to time. United American Healthcare makes available a 401(k) plan to all managers on the first of the next month following your date of hire. Eligible Managers may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per

Employment Agreement
Anita R. Davis
year. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment
3. Duties and Responsibilities
Subject to the supervision and pursuant to the orders, advice, and direction of Employer, Manager shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by employer. Manager shall additionally render such other and unrelated services and duties as may be assigned to her from time to time by employer.
4. Manner of Performance of Manager’s Duties
Manager shall at all times faithfully, industriously, and to the best of her ability, experience, and talent, perform all duties that may be required of and from her pursuant to the express and implicit terms hereof to the reasonable satisfaction of employer. Such duties shall be rendered at the above-mentioned premises and at such other place or places as employer shall in good faith require or as the interests, needs, business, and opportunities of employer shall require or make advisable.
5. Termination of Employment
Employer may terminate the employment of Manager at any time:
a.	for cause, in which conduct is seriously prejudicial to the Employer, including, but not limited to, neglect of duty or breach of contract in violation of the state licensing laws or rules. Reasons for such a proposed discharge for cause shall be given to Manager in writing and Manager is entitled to at least two (2) weeks advance notice of termination or compensation in lieu of notice;

b.	without cause, in which case the Employer shall provide the Manager with advance notice of termination or compensation in lieu of notice equal to a six (6) month salary continuance.
The Manager may terminate her employment at any time by providing the Employer with at least four (4) weeks advance notice of her intention to resign.
No salary continuance shall be payable in the event that Manager terminate voluntarily or is involuntary terminated for cause.
6. Restrictive Covenant
Following the termination of the employment of the Manager by the Employer, with or without cause, or the voluntary withdrawal by the Manager from the Employer, the Manager shall, for a period of one year following the said termination or voluntary withdrawal, within the state of Michigan refrain from either directly or indirectly soliciting or attempting to solicit the business of any client or customer of the Employer for her own benefit or that of any third person or organization, and shall refrain from either directly or indirectly attempting to

Employment Agreement
Anita R. Davis
obtain the withdrawal from the employment by the Employer of any other Manager of the Employer having regard to the same geographic and temporal restrictions. The Manager shall not directly or indirectly divulge any financial information relating to the Employer or any of its affiliates or clients to any person whatsoever.
7. Confidentiality
The Manager acknowledges that, in the course of performing and fulfilling her duties hereunder, she may have access to and be entrusted with confidential information concerning the present and contemplated financial status and activities of the Employer, the disclosure of any of which confidential information to competitors of the Employer would be highly detrimental to the interests of the Employer. The Manager further acknowledges and agrees that the right to maintain the confidentiality of such information constitutes a proprietary right which the Employer is entitled to protect. Accordingly, the Manager covenants and agrees with the Employer that she will not, during the continuance of this agreement, disclose any of such confidential information to any person, firm or corporation, nor shall she use same, except as required in the normal course of her engagement hereunder, and thereafter she shall not disclose or make use of the same.
8. Professional Liability
a.	Association agrees that it shall defend, hold harmless and indemnify Manager from any and all demands, claims, suits, actions and legal proceedings brought against Manager in his/her capacity, or in his/her official capacity as agent and manager of the employer, provided the incident arose with the Manager was acting within the scope of her employment as such liability coverage is with the authority of the employer to provide under state law. Except that, in no case, will individual Board members be considered personally liable for indemnifying the Manager against such claims demands, claims, suits, actions and legal proceedings.

b.	If, in the good faith opinion of the manager, conflict exists as regards the defense to such claim between the legal position of the Manager and the legal position of the Board.

c.	Employer shall not, however be required to pay any costs of any proceedings in the event Board and Manager have adverse interests in such litigation, except as stated above.
9. Assignment
This agreement shall be assigned by the Employer to any successor Employer and be binding upon the successor Employer. The Employer shall ensure that the successor Employer shall continue the provisions of this agreement as if it were the original party of the first part. This agreement may not be assigned by the Manager.

Employment Agreement
Anita R. Davis
10. Severability
Each paragraph of this agreement shall be and remain separate from and independent of and severably from all and any other paragraphs herein except where otherwise indicated by the context of the agreement. The decision or declaration that one or more of the paragraphs are null and void shall have no effect on the remaining paragraphs of this agreement.
11. Notice
Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally or sent by pre-paid registered mail as follows:
a.	to the Manager: 2550 West Grand Blvd — Suite 101, Detroit, Ml 48208

b.	to the Employer: 300 River Place, Suite 4950, Detroit, Ml 48207
and if sent by registered mail shall be deemed to have been received on the 4th business day of uninterrupted postal service following the date of mailing. Either party may change its address for notice at any time, by giving notice to the other party pursuant to the provisions of this agreement.
12. Interpretation of Agreement
The validity, interpretation, construction and performance of this agreement shall be governed by the Laws of the State of Michigan. This agreement shall be interpreted with all necessary changes in gender and in number as the context may require and shall endure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.
IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed as of the 28th day of August 2009.

/s/ Carolyn Onumonu	/s/ William C. Brooks

WITNESS	President and CEO
United American Healthcare Corporation

/s/ Carolyn Onumonu	/s/ Anita R. Davis

WITNESS	Anita R. Davis